UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2008

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Sixteenth Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On December 30, 2008, CombinatoRx (Singapore) Pte. Ltd. (the "Subsidiary"), a majority-owned subsidiary of CombinatoRx, Incorporated (the "Company"), prepaid its existing secured equipment line of credit with GE Capital Services Pte. Ltd. ("GE Capital") for approximately $941,228, which included approximately $60,317 in prepayment expenses. In connection with the prepayment, the parties agreed to terminate the letter agreements dated as of November 20, 2006, February 14, 2007 and November 23, 2007, between the Subsidiary and GE Capital and the related debentures dated February 14, 2007 and November 27, 2007 granted by the Subsidiary to GE Capital (collectively the "Credit Documents"). In addition, the Corporate Guaranty provided by the Company to GE Capital in connection with the Credit Documents was also terminated as of December 30, 2008.

Under the Credit Documents, the Subsidiary borrowed funds from GE Capital from time to time which were repayable over 48 months in the case of loans secured by laboratory and scientific equipment and 36 months in the case of loans secured by other equipment. Borrowings were secured by fixed charge security interests on substantially all of the Subsidiary's tangible assets, and all such fixed charge security interests have been released in connection with the termination of the Credit Documents.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED
	By:	/s/ Robert Forrester
Name: Robert Forrester
Title: Executive Vice President and
Chief Financial Officer
Dated: January 5, 2009